Exhibit 99.1

American States Water Company Announces Earnings for the First Quarter of 2015

SAN DIMAS, Calif.--(BUSINESS WIRE)--May 5, 2015--American States Water Company (NYSE:AWR) today reported net income of $12.1 million, or basic and fully diluted earnings per share of $0.32 for the quarter ended March 31, 2015, as compared to net income of $11.0 million, or basic and fully diluted earnings per share of $0.28 for the quarter ended March 31, 2014.

First Quarter 2015 Results

The table below sets forth a comparison of the first quarter diluted earnings per share by business segment, as reported:

	Diluted Earnings per Share
	Three Months Ended
	3/31/2015	3/31/2014	CHANGE
Water	$0.24	$0.22	$0.02
Electric	0.03	0.02	0.01
Contracted services	0.04	0.04	—
AWR (parent)	0.01	—	0.01
Consolidated diluted earnings per share, as reported	$0.32	$0.28	$0.04

Water

For the three months ended March 31, 2015, diluted earnings from the water segment increased by $0.02 to $0.24 per share as compared to the same period in 2014 due primarily to lower expenses. Excluding supply costs and surcharges, which have no impact on operating income, there were decreases in certain expenses of $0.03 per share primarily due to a decrease in: (i) other operation expenses resulting from lower water treatment costs, materials and supplies costs, and bad debt expense; (ii) administrative and general expenses due to a reduction in legal expenses, and (iii) interest expense. These decreases in expenses were partially offset by a higher effective income tax rate ("ETR") for the water segment during the first quarter of 2015 as compared to the same period in 2014, decreasing earnings by $0.01 per share. The increase in the ETR was due primarily to changes between book and taxable income that are treated as flow-through adjustments in accordance with regulatory requirements.

Electric

For the three months ended March 31, 2015, diluted earnings from the electric segment increased by $0.01 to $0.03 per share as compared to the same period in 2014, due primarily to an increase in the electric gross margin and an overall decrease in operating expenses. The electric gross margin increased due, in large part, to a change in the monthly allocation of the annual base revenue requirement as stipulated in the November 2014 final decision issued by the California Public Utilities Commission ("CPUC") on the electric general rate case. Differences in the 2015 versus 2014 monthly revenue spread will reverse during the year. Depreciation expense decreased due to lower depreciation composite rates approved by the CPUC in the electric general rate case in November 2014; however, most of this decrease was also reflected in a lower revenue requirement resulting in no impact on operating income. There was also a decrease in legal and maintenance expenses.

Contracted Services

For the three months ended March 31, 2015 and 2014, diluted earnings from contracted services were $0.04 per share. Overall increases in operating expenses were mostly offset by favorable changes in cost estimates for certain capital work in progress. These projects and cost estimates are continuously evaluated and revised accordingly. Revenues for these projects are recognized based on the percentage-of-completion method of accounting.

AWR (parent)

Diluted earnings from AWR (parent) increased by $0.01 per share during the first quarter of 2015 as compared to the same period in 2014 due primarily to lower state income taxes.

Regulatory Matters

In July 2014, Golden State Water Company (“GSWC”) filed a general rate case for all of its water regions and the general office. The application will determine rates for the years 2016, 2017 and 2018. GSWC’s requested capital budgets in the application average approximately $90 million a year for the three-year period. The 2016 water gross margin is expected to decrease by approximately $700,000 as compared to the currently adopted levels due, in part, to a decrease in annual depreciation expense resulting from an updated depreciation study. Settlement discussions with all parties have begun, with hearings scheduled to commence on May 26, 2015. A final decision on this rate case is expected by the end of 2015, with new rates effective January 1, 2016.

Dividends

American States Water Company has paid dividends to shareholders every year since 1931, increasing the dividends received by shareholders each calendar year since 1954. On April 28, 2015, AWR's Board of Directors approved a second quarter dividend of $0.213 per share on the AWR Common Shares of the Company. Dividends on the Common Shares will be payable on June 1, 2015 to shareholders of record at the close of business on May 15, 2015.

Non-GAAP Financial Measures

This press release includes a discussion on the electric gross margin for various periods, which is computed by taking total electric revenues, less total supply costs. The discussion also includes AWR’s operations in terms of diluted earnings per share by business segment, which is each business segment’s earnings divided by the Company’s weighted average number of diluted shares. These items are derived from consolidated financial information but are not presented in our financial statements that are prepared in accordance with Generally Accepted Accounting Principles (“GAAP”) in the United States. These items constitute "non-GAAP financial measures" under Securities and Exchange Commission rules.

The non-GAAP financial measures supplement our GAAP disclosures and should not be considered as alternatives to the GAAP measures. Furthermore, the non-GAAP financial measures may not be comparable to similarly titled non-GAAP financial measures of other registrants. The Company uses electric gross margin and earnings per share by business segment as important measures in evaluating its operating results and believes these measures are useful internal benchmarks in evaluating the performance of its operating segments. The Company reviews these measurements regularly and compares them to historical periods and to the operating budget.

Forward Looking Statements

Certain matters discussed in this news release with regard to the Company’s expectations may be forward-looking statements that involve risks and uncertainties. The assumptions and risk factors that could cause actual results to differ materially include those described in the Company’s most recent Form 10-Q and Form 10-K filed with the Securities and Exchange Commission.

First Quarter 2015 Earnings Release Conference Call

The Company will host a conference call tomorrow, May 6, 2015 at 2:00 p.m. Eastern Time. Interested parties can listen to the live conference call over the Internet by logging on to www.aswater.com and clicking the “Investors” button at the top of the page.

The call will also be archived on our website and can be replayed beginning Wednesday, May 6, 2015 at 5:00 p.m. Eastern Time and will run through Wednesday, May 13, 2015.

About American States Water Company

American States Water Company is the parent of Golden State Water Company and American States Utility Services, Inc. Through its utility subsidiary, Golden State Water Company, AWR provides water service to approximately 258,000 customers located within 75 communities throughout 10 counties in Northern, Coastal and Southern California. The Company also distributes electricity to approximately 24,000 electric customers in the City of Big Bear and surrounding areas in San Bernardino County, California. Through its contracted services subsidiary, American States Utility Services, Inc., the Company provides operations, maintenance and construction management services for water and wastewater systems located on military bases throughout the country through 50-year privatization contracts with the U.S. government.

American States Water Company
Consolidated

Comparative Condensed Balance Sheets
	March 31,	December 31,
(in thousands)	2015	2014
	(Unaudited)
Assets
Utility Plant-Net	$1,007,563	$1,003,520
Goodwill	1,116	1,116
Other Property and Investments	17,505	17,536
Current Assets	189,397	209,451
Regulatory and Other Assets	151,839	146,675
Total Assets	$1,367,420	$1,378,298
Capitalization and Liabilities
Capitalization	$823,087	$832,599
Current Liabilities	96,734	99,290
Other Credits	447,599	446,409
Total Capitalization and Liabilities	$1,367,420	$1,378,298

Condensed Statements of Income	Three months ended
(in thousands, except per share amounts)	March 31,
	2015	2014
	(Unaudited)
Operating Revenues
Water	$71,504	$70,757
Electric	10,969	10,456
Contracted services	18,460	20,732
Total operating revenues	$100,933	$101,945

Operating Expenses
Water purchased	$12,291	$11,224
Power purchased for pumping	2,017	1,964
Groundwater production assessment	3,389	3,540
Power purchased for resale	2,499	2,699
Supply cost balancing accounts	1,813	818
Other operation	6,160	6,947
Administrative and general	19,527	20,184
Depreciation and amortization	10,548	10,530
Maintenance	3,477	3,489
Property and other taxes	4,276	4,325
ASUS construction	10,046	13,457
Total operating expenses	$76,043	$79,177

Operating income	$24,890	$22,768

Other Income and Expenses
Interest expense	(5,228)	(5,627)
Interest income	112	112
Other, net	273	125
Total other income and expenses	(4,843)	(5,390)

Income Before Income Tax Expense	$20,047	$17,378
Income tax expense	7,898	6,357
Net Income	$12,149	$11,021

Weighted average shares outstanding	38,205	38,747
Basic earnings per Common Share	$0.32	$0.28

Weighted average diluted shares	38,408	38,944
Fully diluted earnings per Common Share	$0.32	$0.28

Dividends Declared Per Common Share	$0.2130	$0.2025

CONTACT:
American States Water Company
Eva G. Tang
Senior Vice President-Finance, Chief Financial Officer,
Corporate Secretary and Treasurer
(909) 394-3600, ext. 707